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                                                              EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
CIBER, INC.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-88046, 33-88048, 33-88050, 33-87978, 33-81320-3 and 333-15091) and
Form S-4 (No. 33-02740) of CIBER, Inc. of our report dated August 6, 1996, except as to the first and second paragraphs of Note 2, which are as of October 28, 1996, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears herein.



                                             /s/  KPMG Peat Marwick LLP

                                             KPMG PEAT MARWICK LLP

Denver, Colorado
December 10, 1996